                                                                    Exhibit 1.01
                                 TERMS AGREEMENT

                                                        October 24, 2002



Citigroup Inc.
399 Park Avenue
New York, New York 10043

Attention: Assistant Treasurer

Ladies and Gentlemen:

We understand that Citigroup Inc., a Delaware corporation (the "Company"), proposes to issue and sell $500,000,000 aggregate principal amount of its debt securities (the "Securities"). Subject to the terms and conditions set forth herein or incorporated by reference herein, we, as underwriters (the "Underwriters"), offer to purchase, severally and not jointly, the principal amount of the Securities set forth opposite our respective names on the list attached as Annex A hereto at 99.439% of the principal amount thereof, plus accrued interest on the principal amount from August 26, 2002. The Securities form a part of the same series as the Company's outstanding 5.625% Subordinated Notes due 2012, issued on August 26, 2002. The Closing Date shall be October 31, 2002, at 8:30 A.M. at the Corporate Law offices of the Company located at 425 Park Avenue, New York, New York 10043.

The Securities shall have the following terms:

Title: .............................................    5.625% Subordinated Notes due 2012


Maturity: ..........................................    August 27, 2012

Interest Rate: .....................................    5.625% per annum

Interest Payment Dates: ............................   February 27 and August 27, commencing February 27, 2003

Initial Price to Public: ...........................   99.864% of the principal amount thereof, plus
                                                       accrued interest from August 26, 2002

Redemption Provisions: .............................   The Securities are not redeemable by the Company
                                                       prior to maturity, except upon the occurrence of
                                                       certain events involving United States taxation, as
                                                       set forth in the Prospectus Supplement, dated
                                                       October 24, 2002, to the Prospectus, dated March 30,
                                                       2001.
Record Date: .......................................   The February 15 or August 15 preceding each Interest
                                                       Payment Date

Additional Terms:

         The Securities shall be issuable as Registered Securities only. The Securities will be initially represented by one or more global Securities registered in the name of The Depository Trust Company ("DTC"), the Euroclear System and Clearstream International, or their respective nominees, as described in the Prospectus Supplement relating to the Securities. Beneficial interests in the Securities will be shown on, and transfers thereof will be effected only through, records maintained by such entities and their respective participants. Owners of beneficial interests in the Securities will be entitled to physical delivery of Securities in certificated form only under the limited circumstances described in the Prospectus Supplement. Principal and interest on the Securities shall be payable in United States dollars. All provisions of Article Eleven of the Indenture relating to defeasance shall apply to the Securities.

         All the provisions contained in the document entitled "Primerica Corporation-Debt Securities -- Underwriting Agreement -- Basic Provisions" and dated January 12, 1993 (the "Basic Provisions"), a copy of which you have previously received, are, except as indicated below, herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

         Basic Provisions varied with respect to this Terms Agreement:

         (a) all references to Primerica Corporation and Travelers Group Inc. shall refer to Citigroup Inc.;

         (b) in the thirteenth line of the first paragraph, delete "March 15, 1987, between Primerica Corporation, a New Jersey corporation formerly known as American Can Company ("old Primerica"), and The Bank of New York, as trustee (such trustee or such other trustee as may be named for the Securities, being hereinafter referred to as the "Trustee"), as amended by the First Supplemental Indenture dated as of December 15, 1988, among old Primerica, Primerica Holdings, Inc., a Delaware corporation ("Holdings") and the Trustee, the Second Supplemental Indenture dated as of January 31, 1991 between Holdings and the Trustee, and the Third Supplemental Indenture dated as of December 9, 1992 among the "Company, Holdings and the Trustee" and insert in lieu thereof "April 12, 2001, between Citigroup Inc., a Delaware corporation, and Bank One Trust Company, N.A., as trustee (such trustee or such other trustee as may be named for the Securities, being hereinafter referred to as the "Trustee")";

         (c) in the second line of Section 2(a), delete "(33-55542), including a prospectus" and insert in lieu thereof "(333-57364), including a prospectus" and any reference in the Basic Provisions to the "Registration Statement" shall be deemed to be a reference to such registration statement on Form S-3;

         (d) in the third paragraph of Section 3, delete the phrase "certified or official bank check or checks in New York Clearing House (next day)" and insert in lieu thereof "wire transfer of federal or other same day";

         (e) in the fifth paragraph of Section 3, delete the phrase "certified or official bank check in New York Clearing House (next day)" and insert in lieu thereof "wire transfer of federal or other same day";

         (f) in the fourteenth line of the third paragraph of Section 3, delete the word "definitive" and insert in lieu thereof "global";

         (g) in the fifth line of Section 5(f), delete the phrase "or accounting officer" and insert in lieu thereof "officer, principal accounting officer or any deputy controller";

         (h) in the ninth line of Section 6(a), delete "such registration statement when it became effective, or in the Registration Statement," and insert in lieu thereof "the Registration Statement";

         (i) In the eighth line of Section 6(b), delete "in any part of such registration statement when it became effective, or in the Registration Statement," and insert in lieu thereof "the Registration Statement"; and

         (j) in the sixth line of Section 10, delete "65 East 55th Street, New York, New York 10022," and insert in lieu thereof "399 Park Avenue, New York, New York 10043."

         The Company agrees to use its best efforts to have the Securities approved for listing on the Luxembourg Stock Exchange.

         The Underwriters hereby agree in connection with the underwriting of the Securities to comply with the requirements set forth in any applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

         Each Underwriter further agrees and hereby represents that:

         (a) it has not offered or sold, and, prior to the expiration of the period of six months from the Closing Date for the issuance of the notes, will not offer or sell any Securities to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances that do not constitute an offer to the public in the United Kingdom for the purposes of the Public Offers of Securities Regulations 1995, as amended (the "Regulations");

         (b) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 ("FSMA"), with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom;

         (c) it has only communicated or caused to be communicated and it will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of FSMA does not apply to Citigroup;

         (d) it will not offer or sell any Securities directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

         (e) it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the Securities and that it will comply with the Securities Selling Prospectus Act (the "SSPA") of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any Securities otherwise than in accordance with the SSPA and any other act replacing or supplementing the SSPA and all the other applicable laws and regulations;

         (f) the Securities are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any Securities to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France the Prospectus Supplement, the Prospectus or any other offering material relating to the Securities; and

         (g) it and each of its affiliates has not offered or sold, and it will not offer or sell, the Securities by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong Kong).

         In addition to the legal opinions required by Sections 5(c) and 5(d) of the Basic Provisions, the Underwriters shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special U.S. tax counsel to the Company, dated the Closing Date, to the effect that although the discussion set forth in the Prospectus Supplement under the heading "United States Federal Income Tax Considerations For Non-United States Holders" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities, such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Securities to non-United States holders of the Securities.

         John R. Dye, Esq., Associate General Counsel of the Company, is counsel to the Company. Skadden, Arps, Slate, Meagher & Flom LLP is special U.S. tax counsel to the Company. Dewey Ballantine LLP is counsel to the Underwriters.

         Please accept this offer no later than 9:00 o'clock p.m. Eastern Standard Time on October 24, 2002 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

"We hereby accept your offer, set forth in the Terms Agreement, dated October 24, 2002, to purchase the Securities on the terms set forth therein."

                                        Very truly yours,

                                        SALOMON SMITH BARNEY INC.
                                        BANC ONE CAPITAL MARKETS, INC.
                                        LEHMAN BROTHERS INC.
                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                              INCORPORATED

                                        BARCLAYS CAPITAL INC.
                                        BEAR, STEARNS & CO. INC.
                                        BLAYLOCK & PARTNERS, L.P.
                                        SCOTIA CAPITAL (USA) INC.
                                        WACHOVIA SECURITIES, INC.
                                        THE WILLIAMS CAPITAL GROUP, L.P.


                                        By: SALOMON SMITH BARNEY INC.

                                        By:  /s/ Jeffrey A. Drake
                                             -----------------------------------
                                             Name:  Jeffrey A. Drake
                                             Title: Vice President




ACCEPTED:

CITIGROUP INC.

By: /s/ Charles E. Wainhouse
    ------------------------------------
    Name:       Charles E. Wainhouse
    Title:      Assistant Treasurer

                                     ANNEX A

NAME OF UNDERWRITER                                  PRINCIPAL AMOUNT OF 2012 NOTES
-------------------                                  ------------------------------
Salomon Smith Barney Inc.                                                    $425,000,000
Banc One Capital Markets, Inc.                                               $ 15,000,000
Lehman Brothers Inc.                                                         $ 15,000,000
Merrill Lynch, Pierce, Fenner & Smith
                Incorporated                                                 $ 15,000,000
Barclays Capital Inc.                                                        $  5,000,000
Bear, Stearns & Co. Inc.                                                     $  5,000,000
Blaylock & Partners, L.P.                                                    $  5,000,000
Scotia Capital (USA) Inc.                                                    $  5,000,000
Wachovia Securities, Inc.                                                    $  5,000,000
The Williams Capital Group, L.P.                                             $  5,000,000
                                                                             ------------

      TOTAL                                                                  $500,000,000
                                                                             ============